Exhibit 5.1
DLA Piper LLP (US)
701 Fifth Avenue, Suite 6900
Seattle, Washington 98104
Phone: 206-839-4800
Fax: 206-839-4801
www.dlapiper.com

June 13, 2023

lululemon athletica, inc.
1818 Cornwall Avenue
Vancouver, British Columbia V6J 1C7

Ladies and Gentlemen:

We have acted as counsel for lululemon athletica inc., a Delaware corporation (the “Company”), in connection with the post-effective amendment to registration statement 333-198725 on Form S‑8 filed on the date hereof (the “Post-Effective Amendment”) under the Securities Act of 1933 (the “Securities Act”), relating to the registration, in accordance with the terms of the Company’s 2023 Equity Incentive Plan (the “2023 Plan”), of any shares of common stock that are subject to awards that are outstanding under the Company’s 2014 Equity Incentive Plan and which, after March 22, 2023, expire, are terminated or canceled without having been exercised or settled in full, or which are forfeited or repurchased by the Company for an amount not greater than the holder’s purchase price, which will again be available for issuance under the 2023 Plan (those shares, the “Carry Forward Shares”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not independently verified any factual matter relating to this opinion.

On the basis of the foregoing, we are of the opinion that the Carry Forward Shares are duly authorized shares of the Company’s common stock and, when issued against receipt of the consideration therefor in accordance with the provisions of the 2023 Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and the use of our name wherever it appears in the Post-Effective Amendment. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S‑K.

This opinion letter is given to you solely for use in connection with the issuance of the Carry Forward Shares in accordance with the Post-Effective Amendment and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters stated above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Carry Forward Shares or the Post-Effective Amendment.

Very truly yours,

/s/ DLA PIPER LLP (US)
DLA PIPER LLP (US)